Exhibit 99.7

La Rosa Holdings Corp.

Nominating and Corporate Governance Committee Charter

1.       Mission Statement

The Nominating and Corporate Governance Committee has been established by the Board of Directors (the “Board”) of La Rosa Holdings Corp. (the “Company”), in order, among other things to:

•        develop and recommend to the Board the Corporate Governance Guidelines of the Company and oversee compliance therewith;

•        assist the Board in effecting Board organization, membership and function including identifying qualified Board nominees;

•        assist the Board in effecting the organization, membership and function of Board committees including the composition of Board committees and recommending qualified candidates therefor;

•        evaluate and provide successor planning for the Chief Executive Officer and other executive officers; and

•        to develop criteria for Board membership, such as independence, term limits, age limits and ability of former employees to serve on the Board and the evaluation of candidates' qualifications for nominations to the Board its committees as well as removal therefrom, respectively.

2.       Objectives, Responsibilities and Authority

In carrying out its mission, the Nominating and Corporate Governance Committee shall have the following objectives, responsibilities and authority:

Board of Directors/Committees

•        periodically evaluate the desirability of, and recommend to the Board, any changes in the size and composition of the Board;

•        identify, review and evaluate candidates for directors in accordance with the general and specific criteria set forth herein or determined in accordance herewith;

•        review and evaluate each new director candidate and each incumbent director before recommending that the Board nominate or re-nominate such individual for election or re-election (or that the Board elect such individual on an interim basis) as a director based on the extent to which such individual meets the general criteria set forth herein and will contribute significantly to satisfying the overall mix of specific criteria identified herein and remedying any deficiencies therein; each annual decision to nominate incumbent directors should be based on a careful consideration of each such individual's contributions, including the value of his or her experience as a director of the Company, the availability of new director candidates who may offer unique contributions and the Company's changing needs;

•        diligently seek to identify potential director candidates who will strengthen the Board and remedy any perceived deficiencies in the specific criteria identified herein;

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•        establish procedures for soliciting and reviewing potential nominees from directors and for advising those who suggest nominees of the outcome of such review;

•        consider any recommendations for nominees and proposals submitted by stockholders;

•        determine the minimum qualifications for service on the Board;

•        submit to the Board the candidates for director to be recommended by the Board for election at each annual meeting of shareholders and to be added to the Board at any other times due to Board expansions, director resignations or retirement or otherwise;

•        monitor performance of directors based on the general criteria and the specific criteria applicable to each such director and, if any serious problems are identified, work with such director to resolve such problems or, if necessary, seek such director's resignation or recommend to the Board such person's removal;

•        serve as a focal point for communication between candidates, non-committee directors and the Company’s management;

•        develop and periodically evaluate initial orientation guidelines and continuing education guidelines for each member of the Board and each member of each Board committee regarding his or her responsibilities as a director generally and as a member of any applicable Board committee, and monitor and evaluate annually (and at any additional time a new member joins the Board or any Board committee) each director's cooperation in fulfilling such guidelines which shall take into account all relevant factors, including the nature of each individual's responsibilities and related background and any particular complexities relating to the Company's business, financial statements or other characteristics and which guidelines may impose higher standards for directors who are members of certain Board committees than for those who are not and may, in appropriate circumstances, impose higher or lower requirements for a particular director based upon his or her background and/or occupation; and

•        retain and terminate any search firm used to identify director candidates and to approve any such search firm's fees and other terms of retention.

Board Committees

•        evaluate at least annually the performance, authority, operations, charter and composition of each standing or ad hoc Board committee, including this charter, (including any authority of a committee to delegate to a subcommittee) and the performance of each committee member and recommend any changes considered appropriate in the authority, operations, charter, number or membership of each committee and, if any serious problems are identified with a committee member, the Nominating and Corporate Governance Committee shall work with such person to resolve such problems or, if necessary, seek such person's resignation or recommend to the Board such person's removal from the applicable committee(s); and

•        submit to the Board annually (and at any additional times that any committee members are to be selected) candidates for membership on each Board committee and for the chairperson of each committee.

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Evaluation of and Successor Planning for the Chief Executive Officer and Other Executive Officers

•        assist the Board in evaluating the performance of and other factors relating to the retention of the Chief Executive Officer and assist the Board in overseeing the evaluation of the performance of other executive officers, subject to the Chief Executive Officer's primary responsibility for evaluating the performance of other executive officers;

•        develop and periodically review and revise as appropriate, a management succession plan and related procedures including consideration and recommendation of candidates for successor to the Chief Executive Officer to the Board and, with appropriate consideration of the Chief Executive Officer's recommendations, consideration and recommendation of candidates for successors to other executive officers, in each case when vacancies shall occur in those offices.

Corporate Governance

•        develop and recommend to the Board Corporate Governance Guidelines and any changes therein, setting forth the corporate governance principles applicable to the Company and, at least annually, review and reassess the adequacy of such Corporate Governance Guidelines;

•        oversee compliance with the Company's Corporate Governance Guidelines and report on such compliance to the Board and review requests for waivers compliance with the Company's Corporate Governance Guidelines

•        review potential conflicts of interest involving directors and determine whether such directors may vote on issues as to which there may be a conflict;

•        review and oversee matters of corporate responsibility and sustainability, including potential long- and short-term trends and impacts to the Company’s business of environmental, social, and governance issues, and the Company’s public reporting on these topics;

•        monitor and make recommendations to the Board on other matters of Board policy and practices relating to corporate governance;

•        review and make recommendations to the Board regarding proposals of shareholders that relate to corporate governance.

3.       Composition, Membership and Qualification

The number of members comprising the Nominating and Corporate Governance Committee shall be as determined by the Board consistent with the Company's articles of incorporation and by-laws and applicable law, as the same may be amended from time to time, but shall not be less than three (3) members each of whom shall be independent non-employee directors. A majority of the full Board shall appoint the members of the Nominating and Corporate Governance Committee annually and as vacancies or newly created positions occur. Members of the Nominating and Corporate Governance Committee may also be removed, at any time, with or without cause, by a majority of the full Board. The Board shall designate the Chairperson of the Corporate Governance/Nominating Committee.

The Board shall, in the exercise of its business judgment, determine the "independence" of directors within the meaning of applicable law, SEC rules and Nasdaq regulations for this purpose. Members of the Nominating and Corporate Governance Committee shall also qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

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4.       Meetings and Other Actions

The Nominating and Corporate Governance Committee shall meet at least once a year and at such additional times as may be necessary to carry out its responsibilities. Meetings may be called by the Chairperson of the Nominating and Corporate Governance Committee or the Chairperson of the Board. All meetings of and other actions by the Nominating and Corporate Governance Committee shall be held and taken pursuant to the by-laws of the Company including by-law provisions governing notice of meetings and waiver thereof, action by written consent and other related matters.

A majority of the Nominating and Corporate Governance Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting at which a quorum is attained, shall be the act of the Nominating and Corporate Governance Committee and when only two (2) members are present and this constitutes a quorum, the unanimous vote of the two (2) members, shall constitute the act of the Corporate Governance/Nominating Committee.

The Nominating and Corporate Governance Committee shall meet in executive session without the presence of any members of management as often as it deems appropriate. The Nominating and Corporate Governance Committee shall meet as required and report thereon from time to time to the Board of Directors. Reports of meetings of and actions taken at meetings or by consent by the Nominating and Corporate Governance Committee shall be made by the Chairperson or his or her delegate to the Board at its next regularly scheduled meeting following the Nominating and Corporate Governance Committee meeting or action and shall be accompanied by any recommendations from the Nominating and Corporate Governance Committee to the Board.

Except as expressly provided by this charter, the Company's certificate of incorporation, by-laws or Corporate Governance Guidelines or as required by law, regulations or American Stock Exchange rules, the Nominating and Corporate Governance Committee shall establish its own rules of procedure.

5.       Nominating Criteria

The Nominating and Corporate Governance Committee shall identify and evaluate candidates for directors in accordance with the general and specific criteria set forth in the Company's by-laws and below or determined as provided below:

A.      General Criteria. Director selection should include at least enough independent directors, as defined under applicable law and rules, to satisfy the requirement that a majority of the Company's directors be independent and such independent directors should have appropriate skills, experiences and other characteristics to provide qualified persons to fill all Board committee positions required to be filled by independent directors. Subject to the right of the Nominating and Corporate Governance Committee and the Board to decide otherwise when deemed appropriate, the Chief Executive Officer of the Company should be a director and, depending on the circumstances, certain other members of management, as well as certain individuals having relationships with the Company that prevent them from being independent directors, may be appropriate members of the Board. Each director should:

•        be an individual of the highest character and integrity and have an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others;

•        be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of a director's responsibilities;

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•        be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member (including developing and maintaining sufficient knowledge of the Company and its industry, reviewing and analyzing reports and other information important to Board and committee responsibilities, preparing for, attending and participating in Board and committee meetings and satisfying appropriate orientation and continuing education guidelines); and

•        have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a special interest group or constituency.

B.       Specific Criteria. In addition to the foregoing general criteria, the Nominating and Corporate Governance Committee shall develop, reevaluate at least annually and modify as appropriate a set of specific criteria outlining the skills, experiences (whether in business or in other areas such as public service, academia or scientific communities), particular areas of expertise, specific backgrounds (such as biotechnology) and other characteristics that should be represented on the Board to enhance the effectiveness of the Board and Board committees. The specific criteria should:

•        take into account any particular needs of the Company based on its business, size, ownership, growth objectives, community, customers and other characteristics and will need to be adjusted and refocused as these Company characteristics change and evolve;

•        reflect the Company's belief that gender and ethnic diversity provide additional perspectives that are helpful; and

•        prepare at least annually a list of any specific criteria so identified that are not adequately represented on the Board and, when practical, the Nominating and Corporate Governance Committee should indicate the most significant deficiencies that should be given the highest- priority in recruiting new director candidates possessing the missing criteria.

6.       Additional Resources

The Nominating and Corporate Governance Committee shall have the right to use reasonable amounts of time of the Company's internal and independent accountants, internal and outside lawyers and other internal staff and also have the authority to hire independent experts, lawyers and other consultants to assist and advise it in connection with its responsibilities (provided that the Nominating and Corporate Governance Committee shall keep the Company's finance department advised as to the general range of anticipated expenses for outside consultants and shall obtain the concurrence of the full Board in advance for non-routine and/or extraordinary expenses).

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